CADRE INSTITUTIONAL INVESTORS TRUST

  Amended Plan of Distribution Pursuant to Rule 12b-1 and Related Agreement for
                 SweepCash U.S. Government Money Market Fund and
                           SweepCash Money Market Fund


           WHEREAS, Cadre Institutional Investors Trust (the "Trust") is registered as an open-end, management investment company under the Investment Company Act of 1940 (the "Act"); and

           WHEREAS, the Trust has previously adopted this plan of distribution pursuant to Rule 12b-1 under the Act (the "Plan") to authorize the assets of its series known as SweepCash U.S. Government Money Market Fund and SweepCash Money Market Fund (each, a "Fund") each to utilize its assets to finance the distribution of the shares of such Fund to investors; and

           WHEREAS, Ambac Securities, Inc. (the "Distributor") serves as the distributor of shares of the Fund; and

           WHEREAS, the Trust has determined to use its authority under the Plan to make payments to the Distributor in order to compensate the Distributor for services it renders in connection with the distribution of shares of the Funds and in recognition of expenses that it incurs in connection therewith; and

           WHEREAS, the Board of Trustees of the Trust, including a majority of the trustees who are not "interested persons," as defined by the Act, of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto, have determined to amend and restate the Plan and to enter into an agreement pursuant the Plan with the Distributor (the "Agreement"); and

           WHEREAS the Distributor desires to enter into the Agreement on the terms and conditions set forth below;

           NOW, THEREFORE, the Trust amends the Plan to provide as follows, and the Trust, on behalf of each Fund, and the Distributor hereby enter into the Agreement pursuant to the Plan in accordance with the requirements of Rule 12b-1 under the Act, and provide and agree as follows:


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           SECTION 1. FINANCING OF DISTRIBUTION SERVICES. Each Fund is hereby authorized to use its assets to finance certain activities in connection with the distribution of the Fund's shares, as specified below. In this regard, each Fund may make payments to the Distributor to compensate the Distributor for the services that it provides and the expenses that it bears in connection with the distribution of shares of the Fund. Each Fund is making the payments provided for herein primarily in recognition of the fact that the Distributor pays compensation to membership associations, banks and other organizations whose members or customers purchase shares of the Fund, or whose members or customers are affiliated with entities which purchase shares of the Fund (collectively, "Organizations"), in consideration of such entities providing various services either to shareholders of the Fund or to the Distributor, which services directly or indirectly may foster the distribution of shares of the Fund. Subject to compliance by the Organizations with applicable law, these services may include, without limitation, one or more of the following: (a) the licensing of the Organization's name and logos to permit the use thereof in informational materials regarding the Fund; (b) conferring with and advising the Fund's investment adviser, administrator and Distributor (collectively, the "Service Providers") regarding the policies and features of the Fund and providing them with information about the members or customers of or persons associated with the Organization and others who are eligible to invest in the Fund in order to assist the Service Providers and their affiliates in providing services to the Fund and its shareholders; (c) permitting the Distributor to include information in the Organization's publications announcing informational meetings and seminars at which representatives of Service Providers, who are licensed as securities salespersons, discuss the Fund and related matters; (d) conferring with the Service Providers as to local facilities to be used in connection with the administration and operation of the Fund; (e) permitting the dissemination of information regarding the Fund to members or customers of the Organization, including sales materials, prospectuses, statements of additional information and shareholder communications provided by the Fund or the Distributor; (f) conferring with the Service Providers regarding coordination of efforts and the resolution of operational difficulties that may arise between the Fund and persons that are or may become shareholders in the Fund; (g) providing the Distributor with mailing lists of members or customers of the Organization; (h) maintaining regular contact with the members or customers that have purchased shares of the Fund, and answering their inquiries concerning the Fund; (i) receiving and transmitting to the Distributor applications from persons seeking to become shareholders of the Fund; (j) transmitting purchase and redemption requests and maintaining facilities for the automatic "sweep: of member or customer funds; and (k) retaining industry associations and others to assist the Organization in providing any of the services or functions set forth above.

           SECTION 2. PAYMENTS UNDER THE PLAN. The maximum amount of payments made pursuant to the Plan shall be as follows:

           Under the Plan, each Fund is authorized to expend its assets in an amount which shall not exceed the annual rate of 0.10% of the average daily net asset value of shares of the Fund.



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           For purposes of determining the amounts payable under the Plan, the net asset value of the outstanding shares of the Fund shall be computed in the manner specified in the Fund's then current prospectus and statement of additional information.

           Section 3. PAYMENTS TO THE DISTRIBUTOR. In consideration of services provided by the Distributor, the Trust on behalf of each Fund agrees to pay a monthly fee to the Distributor which fee shall be computed at the annual rate of 0.10% of the average daily net asset value of shares of such Fund.

           SECTION 4. REPORTS OF DISTRIBUTOR. So long as the Plan and the Agreement are in effect, the Distributor shall provide to the Board of Trustees of the Trust, and the trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the Agreement, and the purposes for which such expenditures were made. Such report shall identify each Organization providing services as described in Section 1 above, the nature of those services and the amounts paid to such Organization by the Distributor.

           SECTION 5. EFFECTIVENESS OF PLAN AND AGREEMENT. The Plan as amended and the Agreement shall each become effective on November 30, 2002.

           SECTION 6. CONTINUANCE OF PLAN AND AGREEMENT. The Plan and the Agreement shall remain in effect until November 30, 2003, unless terminated prior thereto in accordance with Section 8, and shall continue in effect from year to year thereafter, provided that such continuance is specifically approved at least annually by the Board of Trustees in the manner specified by Rule 12b-1 under the Act.

           SECTION 7. AMENDMENTS. The Plan and the Agreement may be amended at any time by the Board of Trustees; provided that: (a) any amendment to increase materially the amount to be spent hereunder by a Fund shall be approved by a vote of a majority of the outstanding shares of that Fund; (b) any amendment of the terms of the Plan or the Agreement shall be approved by the Board of Trustees in the manner specified by Rule 12b-1 under the Act; and (c) any amendment of the Agreement shall also require the approval of the Distributor.

           SECTION 8. TERMINATION. The Plan is terminable as to a Fund, without penalty, at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or (b) a vote of a majority of the outstanding shares of the Fund. The Agreement may be terminated as to a Fund by the Distributor or by
(a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or (b) a vote of a majority of the outstanding shares of the Fund, without penalty, at any time upon 30 days' written notice.



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           SECTION 9. SELECTION/NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the non-interested Trustees then serving as such.

           SECTION 10. ASSIGNMENT. The Plan shall remain in effect as such, so as to authorize the use of Fund assets in the amounts and for the purposes set forth herein, notwithstanding the termination of the Agreement or the occurrence of an "assignment," as defined by the Act and the rules thereunder, of the Agreement. However, the Agreement shall terminate automatically on the event of its "assignment," as defined by the Act and the rules thereunder. Upon a termination of the Agreement, a Fund may continue to make payments pursuant to the Plan to the Distributor only upon the approval of a new agreement. However, in lieu of such an agreement, the Trust may adopt other arrangements regarding the use of the amounts authorized to be paid by a Fund hereunder. Any new agreement or other arrangements shall be subject to approval by the Board of Trustees of the Trust, in the manner specified by Rule 12b-1 under the Act.

           SECTION 11.  MISCELLANEOUS.
           ----------   -------------

           a. The captions in this Plan and Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

           b. The Declaration of Trust of Cadre Institutional Investors Trust states and notice is hereby given that the Agreement is not executed on behalf of the trustees of the Trust as individuals, and the obligations of the Trust under the Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the series of the Trust to which such obligations relate.

           c. The Plan and the Agreement shall be interpreted in accordance with the laws of the State of New York, without reference to conflict of law principles, and by the applicable provisions of the Act. To the extent that the law of the State of New York conflict with the applicable provisions of the Act, the latter shall control.






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           IN WITNESS WHEREOF, the Trust has amended the Plan, and the Trust and the Distributor have entered into, executed and delivered the Agreement, as of September 19, 2002.


                       CADRE INSTITUTIONAL INVESTORS TRUST
                       on behalf of

                        SWEEPCASH U.S. GOVERNMENT MONEY MARKET FUND

                        and

                        SWEEPCASH MONEY MARKET FUND

                        By:       _________________________________
                        Name:
                        Title:




                         AMBAC SECURITIES, INC.

                         By:       __________________________________
                         Name:
                         Title





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